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                                                                   Exhibit 10.39

                                  DOVEBID, INC.
                                  -------------

                            AMENDMENT TO CONVERTIBLE
                          SUBORDINATED PROMISSORY NOTE

         This Amendment is entered into as of April 25, 2001, by and between The Norman Levy Qualified Terminable Interest Marital Trust ("Payee") and DoveBid, Inc., a Delaware corporation (the "Company"). This Amendment amends the terms and conditions of that certain Convertible Subordinated Promissory Note issued by the Company to Payee on March 24, 2000 in the principal amount of $455,768.51 (the "Note").

         Whereas, Payee and the Company desire to amend the Note on the terms and conditions set forth below;

         Now, therefore, in consideration of the foregoing and for other good and valuable consideration (receipt and sufficiency of which is mutually acknowledged), the parties agree as follows:

         1. Extension of Term. The first two sentences of the Note are hereby amended to read as follows.

         "DoveBid, Inc., a Delaware corporation (the "Company"), with offices at 1241 East Hillsdale Blvd., Foster City, CA 94404, for value received, promises to pay to the order of Robert Levy ("Payee") at such address as Payee may designate, Four Hundred Fifty-Five Thousand Seven Hundred Sixty-Eight Dollars and Fifty-One Cents ($455,768.51) plus simple interest thereon calculated from the date hereof until paid at an annual rate equal to the minimum rate established pursuant to Section 1274(d) of the Internal Revenue Code of 1986, as amended, as of the date hereof, compounded annually; provided that if this Note shall not have converted into Conversion Stock (as defined below) by July 1, 2000, then on and after such date the interest payable per annum with respect to principal outstanding under this Note shall be equal to the prime lending rate (the "Prime Rate") in effect on July 2, 2000 as announced by Chase Manhattan Bank (provided, however, that the interest payable per annum with respect to principal outstanding under this Note shall be 6.00% during any period in which the Prime Rate is less than 6.00%), and thereafter accrued interest shall be payable at the end of each three month period thereafter. Except as otherwise provided in the preceding sentence, principal and accrued interest will be due and payable in lawful money of the United States in full on the earlier of
         (i) the five year anniversary of the date of this Note, or (ii) upon an Event of Default (the "Maturity Date"), unless this Note shall have been previously paid by the Company or converted pursuant to Section 2 below, in which case the portion of the outstanding principal under this Note that was converted and all accrued but unpaid interest thereon shall be satisfied in full by virtue of conversion as set forth in Section 2 below."

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         2.  Definitions.
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             2.1 Definition of Optional Convertible Debt. A new definition is hereby added to the Note as Section 1.7 to read as follows: " `Optional Convertible Debt' shall mean $227,884.26 of the principal amount of this Note (as reduced by any prepayments made by the Company as permitted in Section 5 hereof), and all of the accrued but unpaid interest on such portion of this Note."

             2.2 Definition of Mandatory Convertible Debt. A new definition is hereby added to the Note as Section 1.8 to read as follows: " `Mandatory Convertible Debt" shall mean all of the principal amount of this Note and all of the accrued but unpaid interest on this Note, as reduced by (i) any prepayments made by the Company as permitted in Section 5 hereof and (ii) any conversion pursuant to Section 2.2 of this Note."

             2.3 Definition of Conversion Stock. Section 1.2 of the Note is hereby amended to read as follows: " `Conversion Stock' shall mean shares of Common Stock of the Company, with respect to conversion of the Optional Convertible Debt, and shall mean Common Stock of the Company of the same class of common stock that is registered by the Company pursuant to an Initial Public Offering, with respect to conversion of the Mandatory Convertible Debt. If the outstanding Common Stock of the Company shall hereafter be changed through a reorganization or recapitalization into shares of a different series or class of the Company's capital stock, the Conversion Stock shall thereafter mean the shares into which the Common Stock was changed."

         3. Conversion. Section 2 of the Note is hereby amended to read as follows:

             "2.1 Mandatory Conversion. Subject to Section 2.7 hereof, this Note and all of the outstanding Mandatory Convertible Debt shall be converted into Conversion Stock at a price of $8.01 per share of Conversion Stock, as appropriately adjusted to reflect the effect of stock splits and combinations, stock dividends, recapitalizations and reorganizations of or on the Conversion Stock after April 24, 2001 (the "Conversion Price") on the first day following the end of the calendar month in which the Company has conducted its Initial Public Offering; provided that in connection with such conversion the Company shall also pay the Noteholder all accrued but unpaid interest under the Note through the date of such conversion. In the event that this Note converts and interest is paid pursuant to this Section 2.1, then all outstanding principal under this Note and all accrued interest thereon shall be satisfied in full by virtue of such conversion and payment and the issuance and delivery of the shares of Conversion Stock to the holder.

             For informational purposes, the Company shall provide the Noteholder with written notice (at the most recent address for the Noteholder provided to the Company by the Noteholder in writing) reasonably promptly following the closing of an Initial Public Offering. Conversion as described in this Section 2.1 shall occur only if the Company shall have conducted its Initial Public Offering, provided that as a condition precedent or condition subsequent to conversion (the

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         election between which type of condition shall be the Company's sole election in the Company's sole discretion), the Noteholder must surrender this Note for conversion at the principal office of the Company. Incident to any conversion, the Conversion Stock will have those rights and privileges, and be subject to those restrictions, of the shares of Common Stock as set forth in the Company's Certificate of Incorporation and Bylaws and this Note (including the restrictions on transfer of Conversion Stock set forth in this Note), and the Noteholder will receive the rights and be subject to the obligations applicable to the purchasers of Common Stock. This Note shall not be convertible pursuant to this Section 2.1 and shall not be converted into Conversion Stock under this Section 2.1 if there is not an Initial Public Offering on or before the Maturity Date.

             2.2 Optional Conversion. All of the outstanding Optional Convertible Debt may be converted, at any time prior to the Maturity Date, into Conversion Stock at the Conversion Price in the sole discretion of the Company. To elect to convert the Optional Convertible Debt, the Company shall send written notice of its election to the Noteholder prior to the Maturity Date. Noteholder will thereafter deliver the original Note to the Company at the Company's principal office for reissunce to reflect the conversion of the Optional Convertible Debt. Incident to any conversion, the Conversion Stock will have those rights and privileges, and be subject to those restrictions, of the shares of Conversion Stock as set forth in the Company's Certificate of Incorporation and Bylaws and this Note (including the restrictions on transfer of Conversion Stock set forth in this Note), and the Noteholder will receive the rights and be subject to the obligations applicable to the purchasers of Conversion Stock. If the Company fails to deliver the written notice provided for in this
         Section 2.2 prior to the Maturity Date, the conversion right of the Company that is set forth in this Section 2.2 shall terminate on the Maturity Date. In connection with any conversion effected pursuant to this Section 2.2 prior to March 24, 2005, as a result of which conversion the Noteholder incurs an income-tax liability (a "Tax Liability"), the Company shall pay an amount of cash (a "Conversion Fee") to the Noteholder equal to the simple interest that would accrue on the amount of the Tax Liability if compounded annually at the Company's cost of capital from the date that the Tax Liability is due and payable to the relevant governmental authority (the "Taxing Date") until March 24, 2005; provided that (i) within ten days after the Taxing Date, the Noteholder must advise the Company of the amount of the Tax Liability, and (ii) the Company must be afforded a reasonable opportunity to inspect those of the Noteholder's records relevant to the determination of the Tax Liability. If the foregoing conditions are satisfied, and the Company raises no objection to the Noteholder's determination of the Tax Liability, then the Conversion Fee shall be due and payable to the Noteholder 30 days after the Taxing Date.

             2.3 No Fractional Shares. No fractional shares will be issued on conversion of this Note. If on any conversion of this Note a fraction of a share results, the Company will pay the cash value of that fractional share, calculated on the basis of the Conversion Price.

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             2.4  Reservation of Stock. Prior to any conversion of this Note pursuant to this Section 2, the Company will take such corporate action and obtain such government consents and approvals as may, in the reasonable opinion of its counsel, be necessary to authorize the issuance of a sufficient number of shares of Conversion Stock into which this Note is to convert.

             2.5 Fully Paid Shares; Certificates. All shares of Conversion Stock issued upon the conversion of this Note shall be validly issued, fully paid and non-assessable. The certificates representing the shares of Conversion Stock issued upon conversion hereof shall be delivered to the holder against surrender of this Note. The holder, by accepting this Note, undertakes and agrees to accept such shares of Conversion Stock in full satisfaction of the Optional Convertible Debt or of the Mandatory Convertible Debt, as the case may be, that is outstanding as of the effective date of conversion in accordance with the terms of this Note. Anything to the contrary in this Note notwithstanding, the Company's obligation to issue shares of Conversion Stock to any holder of this Note is expressly conditioned upon compliance of such issuance with applicable federal and state securities laws without registration or other qualification thereunder.

             2.6 No Other Conversion. The conversion provisions set forth in this Section 2 constitute the sole methods by which this Note will convert.

             2.7. Subordination. This Note and the indebtedness evidence by this Note are subordinated to the prior payment in full of all or substantially all other indebtedness of the Company pursuant to the terms of a Subordination Agreement in the form attached hereto as Annex A and incorporated herein by reference.

             2.8 Adjustment for Consolidation, Merger. In the event of any consolidation for merger of the Company with or into another corporation, in which the holders of Common Stock of the Company receive stock, securities or other property of: (i) another corporation or company whose common stock is then publicly traded, then upon the consummation of such transaction this Note will automatically convert into the number and type of stock, securities or other property to which Noteholder would have been entitled upon consummation of such transaction if this Note had converted into Conversion Stock pursuant to Section 2.1 hereto immediately prior thereto, all subject to additional adjustment as provided in this Note; or (ii) another corporation or company whose common stock is not publicly traded, then the acquiring corporation or company whose shall assume all of the Company's rights and obligations under this Note, and this Note will be convertible (as provided in Section 2.1) into, and the Noteholder will be entitled to receive upon such conversion of this Note, at anytime after the consummation of such transaction, in lieu of the number of shares and type of Conversion Stock receivable upon the conversion of this Note prior to the consummation of such transaction, the stock, securities or other property to which such Noteholder would have been entitled upon consummation of such transaction, if this Note had converted into Conversion Stock pursuant to Section 2.1 hereto immediately prior thereto, all subject to additional adjustment as

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         provided in this Note; and in each such case, the terms of this Note shall be applicable to the shares of stock, securities or other property receivable upon the conversion of this Note after the consummation of such transaction."

         4. Effect of Prepayments. There is hereby added an additional sentence at the end of Section 5 of the Note to read as follows: "In the event of any partial prepayment of the Note prior to conversion of the entire Optional Convertible Debt, the amount prepaid shall be credited towards the Optional Convertible Debt and/or the Mandatory Convertible Debt that does not constitute Optional Conversion Debt, as specified by the Company in its sole discretion, until the Optional Convertible Debt is repaid in full."

         5. Effect of Amendment. This Amendment will be effective as of the date first set forth above, upon execution of this Amendment by the Company and Payee. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which, taken together, will constitute one and the same Amendment. Except as expressly provided above, the terms and conditions of the Note remain in full force and effect, unmodified, as of the date hereof.

         In Witness Whereof, Payee and the Company have executed this Amendment to Convertible Subordinated Promissory Note, in the case of the Company by a person duly authorized to do so.

THE COMPANY: DOVEBID, INC.              PAYEE: THE NORMAN LEVY QUALIFIED
                                               TERMINABLE INTEREST MARITAL TRUST

By: /s/ Anthony Capobianco              By: /s/ Milton Y. Zussman
   --------------------------------        -------------------------------------
Title: VP and General Counsel           Title: Trustee
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